EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Patriot Coal Corporation 401(k) Retirement Plan, of our report dated March 24, 2008 (except for Note 4, the date as to which is March 26, 2008), with respect to the consolidated financial statements of Magnum Coal Company for the year ended December 31, 2007, included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-150897) and related Prospectus of Patriot Coal Corporation for the registration of 11,901,729 shares of its common stock filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Charleston, West Virginia
February 9, 2009